                                   Exhibit 99
                                   ----------


                                                   FOR RELEASE AT 2:00 PM EST ON
                                                                   JUNE 23, 1997

               CONTACT: Darrell D. Pittard, Chairman and Chief Executive Officer
                                                                              or
            Frank H. Roach, Executive Vice President and Chief Financial Officer
                                                                  (404) 814-3090


                          -- PREMIER BANCSHARES, INC. AND
         CENTRAL AND SOUTHERN HOLDING COMPANY, INC. COMPLETE MERGER --


          Atlanta, Georgia, June 23, 1997 -- Premier Bancshares, Inc. (American Stock Exchange - PMB) and Central and Southern Holding Company completed the merger of their organizations today. Shares of Central and Southern Holding Company were exchanged share-for-share for Premier Bancshares, Inc. stock. The resulting organization, which is based in Atlanta, Georgia, will continue to operate as Premier Bancshares, Inc.

          Premier Bancshares, Inc., is a bank and thrift holding company with six subsidiaries serving the greater metropolitan Atlanta area and key areas of northeast Georgia. Subsidiaries include Premier Bank, Premier Bank, FSB, Central and Southern Bank of Georgia, Central and Southern Bank of North Georgia, FSB, Premier Lending Corporation, and Alliance Finance, Inc. Premier's subsidiaries operate a total of 24 offices and make Premier Bancshares, Inc. the tenth largest full-service bank holding company in Georgia.

          Darrell D. Pittard, who will continue as Chairman and Chief Executive Officer of Premier Bancshares, said, "Premier Bancshares, Inc. stock value has increased by approximately 46% during 1997. We think this indicates the market's favorable reaction to the proposed Central and Southern merger, as well as the Company's positive earnings trend. The merger also improves our stock liquidity with Premier now having approximately 8 million shares outstanding."

          Premier Bancshares, Inc. has total assets of approximately $544 million, shareholders' equity of approximately $48 million, and a market capitalization of approximately 136 million.

          J. Edward Mulkey, Jr., who previously served as President and Chief Operating Officer of Premier Bancshares, Inc., will assume the role as Vice Chairman of Premier Bancshares and will continue as President and CEO of Premier Bank, Central and Southern's Chief Executive Officer, Robert C. Oliver, will move from Milledgeville, Georgia to the holding company headquarters in Atlanta to serve as President and Chief Operating Officer of Premier Bancshares, Inc.

          Oliver said, "As we aggressively implement our plan to combine the back office operations of the banks over the next few months, we anticipate achieving significant operational savings which will help off-set merger related expenses."

          Michael Ricketson, Central and Southern's Chief Financial Officer, will also move to Atlanta following the merger and will become Executive Vice President of Premier Bancshares, Inc.

          Additional financial information regarding the merger and Premier Bancshares, Inc. is available from Frank H. Roach, Executive Vice President and Chief Financial Officer at (404) 814-3090.